As filed with the Securities and Exchange Commission on April 27, 2005

File No. 333-123544

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON FORM S-8
TO REGISTRATION STATEMENT
ON FORM S-4 UNDER
THE SECURITIES ACT OF 1933

SEARS HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-1920798 (I.R.S. Employer Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of Principal Executive Offices) (Zip Code)

Sears 401(k) Savings Plan
Lands' End, Inc. Retirement Plan
Sears Puerto Rico Savings Plan
(Full Title of the Plans)

Alan J. Lacy, Chief Executive Officer
Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
(Name and Address of Agent For Service)

(847) 286-2500
(Telephone Number, Including Area Code, of Agent For Service)

COPIES OF ALL COMMUNICATIONS TO:

Andrea L. Zopp, Esq. Senior Vice President, General Counsel and Secretary Sears Holdings Corporation 3333 Beverly Road Hoffman Estates, Illinois 60179 (847) 286-2500

     This Post-Effective Amendment No. 2 covers 269,255 shares of the Registrant's common stock originally registered on its Registration Statement on Form S-4 (File No. 333-120954) and also registered on its Registration Statement on Form S-4 (File No. 333-123544), to which this is a second amendment. The registration fees in respect of such shares of common stock were paid at the time of the filing of the Registration Statements. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Post-Effective Amendment No. 2 also covers an indeterminate amount of interests to be offered or sold pursuant to each of the plans named hereinabove.

EXPLANATORY NOTE

     In connection with the mergers contemplated by the Agreement and Plan of Merger, dated as of November 16, 2004, by and among Sears Holdings Corporation ("Holdings" or the "Registrant"), Kmart Holding Corporation ("Kmart"), Sears, Roebuck and Co. ("Sears"), Kmart Acquisition Corp. and Sears Acquisition Corp., the Sears common stock fund in each of the Sears 401(k) Savings Plan, the Lands' End, Inc. Retirement Plan and the Sears Puerto Rico Savings Plan has been converted into a Holdings common stock fund.

This Amendment, which is being filed as a post-effective amendment to the Form S-8 Registration Statements previously filed by Sears for the Sears 401(k) Savings Plan and the Lands' End, Inc. Retirement Plan (File No. 333-102114) and for the Sears Puerto Rico Savings Plan (File No. 333-121776), and filed as a second post-effective amendment to the Form S-4 Registration Statement previously filed by Holdings (File No. 333-123544) is submitted for the purpose of making the unused shares of Sears' common stock registered under the previous Forms S-8 filed by Sears available for issuance by Holdings.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Kmart, Sears and Holdings are incorporated herein by reference:

     (a) Sears' Annual Report on Form 10-K for the fiscal year ended January 1, 2005;

     (b) Kmart's Annual Report on Form 10-K for the fiscal year ended January 26, 2005;

     (c) All other reports filed by Sears and Kmart pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended since January 1, 2005 and January 26, 2005, respectively (other than the portions of those documents not deemed to be filed);

     (d) Holdings' Current Report on Form 8-K filed on March 24, 2005;

     (e) Holdings' Current Report on Form 8-K filed on March 30, 2005;

     (f) Description of Holdings' common stock included in Holdings' Registration Statement on Form S-4 (File No. 333-120954) filed under the Securities Act of 1933, as amended, including any amendment or report filed updating such description;

     (g) Annual Report on Form 11-K of the Sears 401(k) Savings Plan for the fiscal year ended December 31, 2003 (File No. 2-4468); and

     (h) Annual Report on Form 11-K of the Lands' End, Inc. Retirement Plan for the fiscal year ended December 31, 2003 (File No. 1-416).

     All documents filed by Holdings and the aforesaid plans with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the date hereof and prior to the filing of a post-effective amendment hereto indicating that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys' fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

     The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

     The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

     Holdings' restated certificate of incorporation requires Holdings to indemnify and hold harmless any director or officer of Holdings to the fullest extent permitted by Delaware law, against all expenses, liabilities and losses, including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement, reasonably incurred by those persons in connection with any action, suit or proceeding in which they were, are, or have been threatened to be involved by virtue of their service as a director or officer of Holdings or their service at the request of Holdings as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans. In general, Holdings will indemnify such a director or officer who initiates an action, suit or proceeding only if such action, suit or proceeding was authorized by the board of directors of Holdings.

     In addition, under Holdings' restated certificate of incorporation, Holdings will pay, in advance of the disposition of any action, suit or proceeding, any reasonable expenses incurred by such a director or officer subject to such person agreeing to repay any such amounts if it is judicially determined that such person is not entitled to be indemnified for such expenses. The indemnification rights conferred by Holdings are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Holdings' certificate of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise.

     The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the full text of the restated certificate of incorporation of Holdings.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Index is incorporated herein by reference.

The Registrant will submit or has submitted the plan documents as amended and restated and all amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify each plan named herein.

TEM 9. UNDERTAKINGS

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, Illinois, on April 27, 2005.

SEARS HOLDINGS CORPORATION (Registrant)
By:	/s/William K. Phelan Name: William K. Phelan Title: Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933. this Post-Effective Amendment No. 2 on Form S-8 has been signed by the following persons in the capacities and on the date indicated. Each of the directors and officers of the Registrant whose signature appears below hereby appoints ALAN J. LACY, AYLWIN B. LEWIS, WILLIAM C. CROWLEY, ANDREA L. ZOPP, MICHAEL W. COYNE AND WILLIAM K. PHELAN as his or her attorney-in-fact to sign his or her name and on his or her behalf, in any and all capacities stated below, to file with the Commission any and all amendments, including post-effective amendments to this registration statement as appropriate, and generally to do any and all things on their behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

SIGNATURE	TITLE

/s/Edward S. Lampert (Edward S. Lampert)	Director, Chairman

/s/Alan J. Lacy (Alan J. Lacy)	Director, Vice Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Aylwin B. Lewis (Aylwin B. Lewis)	Director, President

/s/William C. Crowley (William C. Crowley)	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/William K. Phelan (William K. Phelan)	Vice President and Controller (Principal Accounting Officer)

/s/Donald J. CartyU (Donald J. Carty)	Director

/s/ Julian C. Day (Julian C. Day)	Director

SIGNATURE	TITLE

/s/Michael A. Miles (Michael A. Miles)	Director

/s/Steven T. Mnuchin (Steven T. Mnuchin)	Director

/s/Ann N. Reese (Ann N. Reese)	Director

/s/Thomas J. Tisch (Thomas J. Tisch)	Director

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Sears 401(k) Savings Plan has duly caused this Registration Statement to be signed on the Plan's behalf by the undersigned, thereto duly authorized, in the Village of Hoffman Estates, State of Illinois, on the 27 day of April, 2005.

SEARS 401(K) SAVINGS PLAN
By: SEARS, ROEBUCK AND CO.
Plan Administrator

By: /s/Michael W. Coyne
Michael W. Coyne
Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Lands' End, Inc. Retirement Plan has duly caused this Registration Statement to be signed on the Plan's behalf by the undersigned, thereto duly authorized, in the city of Dodgeville, State of Wisconsin, on the 27 day of April, 2005.

LANDS' END, INC. RETIREMENT PLAN

By: Lands' End, Inc. Retirement Plan Committee
Plan Administrator

By: /s/Karl Dahlen
Karl Dahlen
Vice President and
Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Puerto Rico Savings Plan has duly caused this Registration Statement to be signed on the Plan's behalf by the undersigned, thereto duly authorized, in the Village of Hoffman Estates, State of Illinois, on the 27 day of April, 2005.

SEARS PUERTO RICO SAVINGS PLAN

By: SEARS, ROEBUCK AND CO.
Plan Administrator

By: /s/Michael W. Coyne
Michael W. Coyne
Vice President and Treasurer

EXHIBIT INDEX

Exhibit Number	Document Description
3.1	Restated Certificate of Incorporation of Sears Holdings Corporation (included as Exhibit 3.1 to Sears Holdings' current report on Form 8-K filed March 24, 2005 (File No. 000-51217))

3.2	Restated By-laws of Sears Holdings Corporation (included as Exhibit 3.1 to Sears Holdings' current report on Form 8-K filed March 24, 2005 (File No. 000-51217))

4.1	Sears Puerto Rico Savings Plan effective as of January 1, 2005 (included as Exhibit 4.1 to Sears' Registration Statement on Form S-8 dated December 30, 2004 (File No. 333-121776))

4.2*	First Amendment to the Sears Puerto Rico Savings Plan effective as of January 1, 2005

4.3*	Second Amendment to the Sears Puerto Rico Savings Plan effective as of March 24, 2005

4.4	Sears Puerto Rico Savings Plan Deed of Trust Agreement (included as Exhibit 4.2 to Sears' Registration Statement on Form S-8 dated December 20, 2004 (File No. 333-121771))

4.5

Sears 401(k) Savings Plan (as amended and restated as of January 1, 2000, as amended) (included as Exhibit 99.(i) to Sears' Annual Report on Form 10-K for the year ended January 1, 2000 (File No. 1-416)).

4.6	Amendments to the Sears 401(k) Savings Plan (included as Exhibits 4.2 - 4.6 to Sears' Registration Statement on Form S-8 dated December 23, 2002 (File No. 333-102114))

4.7*	Sixth Amendment to the Sears 401(k) Savings Plan, effective as of January 1, 2000.

4.8*	Seventh Amendment to the Sears 401(k) Savings Plan, effective June 1, 2004.

4.9*	Eighth Amendment to the Sears 401(k) Savings Plan, effective January 1, 2005.

4.10*	Ninth Amendment to the Sears 401(k) Savings Plan, effective January 1, 2005.

4.11*	Tenth Amendment to the Sears 401(k) Savings Plan, effective as of March 24, 2005.

4.12

Sears 401(k) Profit Sharing Trust Agreement (as amended and restated effective as of January 1, 1998, as amended) (included as Exhibits 99.(i), 99.(ii) and 99.(iii) to Sears' Annual Report on Form 10-K for the year ended January 2, 1999 (File No. 1-416)).

4.13

Amendment to the Sears 401(k) Profit Sharing Trust Agreement (as amended and restated effective as of January 1, 1998) dated March 31, 1999 (included as Exhibit 4.6 to Sears' Registration Statement on Form S-8 (File No. 333-92501)).

4.14

Amendment to the Sears 401(k) Profit Sharing Trust Agreement (as amended and restated effective as of January 1, 1998), effective May 10, 2001 (included as Exhibit 4.11 to Sears Registration Statement on Form S-8 (File No. 333-102114)).

4.15

Lands' End Inc. Retirement Plan (as amended and restated effective as of January 1, 1997, as amended) (included as Exhibits 4.12-4.16 to Sears' Registration Statement of Form S-8 dated December 23, 2003 (File No. 333-102114)).

4.16*	Fifth Amendment to the Lands' End, Inc. Retirement Plan effective January 1, 2005.

4.17*	Sixth Amendment to the Lands' End, Inc. Retirement Plan effective as of March 24, 2005.

4.18	Lands' End, Inc. Retirement Trust Agreement (included as Exhibit 4.17 to Sears' Registration Statement of Form S-8 dated December 23, 2002 (File No. 333-102114)).

23.1*	Consent of BDO Seidman, LLP, independent accountants for Kmart Holding Corporation

23.2*	Consent of PricewaterhouseCoopers LLP, independent accountants for Kmart Holding Corporation

23.3*	Consent of Deloitte & Touche LLP, independent accountants for Sears, Roebuck and Co., the Sears, Roebuck and Co. 401(k) Savings Plan and the Sears Puerto Rico Savings Plan

23.4*	Consent of McGladrey & Pullen, LLP, auditors for the Lands' End, Inc. Retirement Plan

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

* Filed herewith.